Contact: Robert Forrester
Interim President and CEO
CombinatoRx, Incorporated	Gina Nugent
617-301-7100	617-460-3579
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2009

-- Positive Product News Moving into Proposed Merger Close --

CAMBRIDGE, Mass. – November 3, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported financial results for the third quarter ended September 30, 2009.

“With a number of recent positive product-related updates, including an FDA Advisory Committee on Exalgo and its REMS program, Sanofi-Aventis’ acquisition of Prednisporin, a CombinatoRx-derived combination drug candidate, through its pending acquisition of Fovea Pharmaceuticals, and the presentation at ACR of positive 12-month knee osteoarthritis clinical data for Synavive, we are well-positioned to create a sustainable biotechnology company as we move toward the closing of our proposed merger with Neuromed” commented Robert Forrester, Interim President and CEO of CombinatoRx.

Recent Accomplishments and Business Update:

·	A meeting of CombinatoRx stockholders is scheduled for November 16, 2009 to vote on matters related to the proposed merger with Neuromed Pharmaceuticals Inc. The merger seeks to create a sustainable biotechnology company, bringing together the product assets and financial resources of both organizations, including potential Exalgo™ cash milestones and royalty revenue, and Neuromed’s proven drug development expertise, with the CombinatoRx portfolio of product candidates and our unique drug discovery capabilities. The rights to Exalgo were recently acquired by Mallinckrodt Inc., a subsidiary of Covidien plc, for $15 million in upfront payments, additional development funding of up to $16 million to cover internal and external costs associated with Exalgo, an approval milestone of $30 million, which could potentially increase up to $40 million, and tiered royalties on Exalgo net sales after any marketing approval by the U.S. Food and Drug Administration.

·	On September 23, 2009, the FDA’s Anesthetics and Life Support Advisory Committee and its Drug Safety and Risk Management Advisory Committee jointly discussed the new drug application, or NDA, submitted by Neuromed for Exalgo seeking FDA approval for the management of moderate to severe pain in opioid tolerant patients requiring continuous, around the clock opioid analgesia for an extended period of time. The joint advisory committee provided feedback to the FDA with regard to the proposed Risk Evaluation Mitigation Strategy (REMS) program for Exalgo. The FDA has assigned a PDUFA date of November 22, 2009 to complete its review of Exalgo.

·	A CombinatoRx-derived combination drug candidate, Prednisporin TM (FOV1101), was recognized as a key asset by Sanofi-Aventis in its pending acquisition of our collaborator, Fovea Pharmaceuticals.

This acquisition validates our business strategy of leveraging the CombinatoRx discovery technology platform and products through strategic alliances. Positive clinical results with Prednisporin in subjects with persistent allergic conjunctivitis were recently announced and based on this data; further advanced clinical trials for Prednisporin both in the United States and in Europe are planned by Fovea. CombinatoRx also recently enhanced its economic interest in Prednisporin and the other product candidates licensed to Fovea for ophthalmic development. Under the amended agreement, CombinatoRx will be eligible to receive development and regulatory-based milestone payments for Prednisporin of up to approximately $40 million and increased tiered royalty payments of up to 12% of net sales.

·	Synavive TM was shown to maintain efficacy levels throughout a 12-month knee osteoarthritis (OA)

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extension trial. This data was presented at the American College of Rheumatology (ACR) 2009 Annual Meeting in Philadelphia on October 20, 2009 and further supports the core study data, which was presented at EULAR in June 2009, in which knee OA efficacy was observed early in treatment and sustained throughout the three month core study in all WOMAC measurement subscales including pain, stiffness and physical function. In addition to maintaining efficacy for the Synavive treatment group, placebo treated subjects in the core study also experienced statistically significant improvement in all WOMAC measurement subscales upon crossing over to Synavive in the extension trial. Importantly, no treatment-related increases in glucocorticoid associated adverse events were observed in the Synavive-treated subjects.

Third Quarter 2009 Financial Results (Unaudited):

As of September 30, 2009, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $22.2 million compared to $30.6 million on June 30, 2009 and $43.7 million on December 31, 2008. This decrease from June 30, 2009 is primarily due to $2.6 million in restructuring costs and $1.8 million in professional fees associated with our ongoing strategic realignment and proposed merger with Neuromed.

Total revenue was $2.7 million in the third quarter of 2009 compared to $3.0 million reported in the third quarter of 2008.

Research and development expenses totaled $4.9 million in the third quarter of 2009 compared to $13.8 million in the third quarter of 2008. The decrease was due primarily to reduced clinical program costs related to Synavive and CRx-401 as well as reduced compensation and benefit costs as a result of our restructuring initiatives.

General and administrative expenses were $3.6 million in the third quarter of 2009, compared to $3.8 million in the third quarter of 2008. The $0.2 million decrease was primarily due to a decrease in overall general and administrative expenses related to our fourth quarter 2008 and third quarter 2009 restructurings, offset by an increase in professional fees and consulting expenses associated with our proposed merger with Neuromed.

Net loss for the quarter ended September 30, 2009 was $8.3 million, or $0.24 per share, as compared to a net loss of $15.6 million, or $0.45 per share, in the third quarter of 2008 which included a loss from discontinued operations of $1.2 million. Stock-based compensation expense was approximately $0.6 million in the third quarter of 2009, as compared to $1.5 million in the third quarter of 2008.

Financial Implications of Restructurings:

CombinatoRx announced a restructuring initiative in November 2008 to focus on its core drug discovery strengths by reducing its workforce and scope of activities. On July 1, 2009, in connection with the entry into the Agreement and Plan of Merger with Neuromed, CombinatoRx committed to an additional restructuring plan that resulted in a reduction of an additional 36% of its workforce. As a result of the July 2009 restructuring plan, CombinatoRx recorded a restructuring charge of approximately $2.6 million in the quarter ended September 30, 2009, primarily representing cash payments for severance and other personnel-related expenses. As a result, CombinatoRx is reducing its ongoing operating cash expenditures to provide financial viability and strategic flexibility with current cash reserves without equity financing to fund its planned operations into 2012.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its planned merger with Neuromed, Neuromed’s product candidate Exalgo and its potential for FDA approval and the ability to generate future revenues for the combined company, Neuromed’s agreement with Mallinckrodt, the CombinatoRx drug discovery technology, Fovea’s product candidate Prednisporin™, its clinical potential and the amended agreement with Fovea, the potential of the CombinatoRx product candidate Synavive, CombinatoRx’s financial condition, results of operations, projected expenses, cash positions and business plans. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the ability to complete the merger transaction with Neuromed, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of Exalgo, or CombinatoRx’s product candidates, the unproven nature of the CombinatoRx drug discovery technology, the ability of Fovea, Sanofi-Aventis and Mallinckrodt to perform their obligations under their collaboration agreements with CombinatoRx and Neuromed, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Important Additional Information Will Be Filed with the SEC

This press release does not constitute an offer of any securities for sale. In connection with the merger with Neuromed, CombinatoRx has filed with the SEC a registration statement on Form S-4 (File No. 333-161146) (the “S-4”), which, as amended, was declared effective on October 22, 2009. The joint proxy statement/prospectus of CombinatoRx and Neuromed included in the S-4 was filed with the SEC under Rule 424(b)(3) of the Securities Act of 1933 on October 22, 2009 and mailed to CombinatoRx and Neuromed stockholders. Investors and security holders of CombinatoRx are urged to read the S-4 and the joint proxy statement/prospectus (including all amendments and supplements thereto) and the other relevant material because they contain important information about CombinatoRx, Neuromed and the proposed transaction. The S-4, joint proxy statement/prospectus and other relevant materials, and any and all documents filed by CombinatoRx with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by CombinatoRx by directing a written request to CombinatoRx, Incorporated, 245 First Street, Third Floor, Cambridge, MA 02142, Attention: Secretary. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

(c) 2009 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,

		2008		2008
	2009	As adjusted	2009	As adjusted

Revenue:
Collaborations	$2,602	$2,778	$7,936	$8,215
Government contracts and grants	140	207	757	631

Total revenue	2,742	2,985	8,693	8,846

Operating expenses:
Research and development	4,881	13,790	18,124	45,477
General and administration	3,554	3,790	12,025	11,429
Restructuring	2,597	—	2,613	—

Total operating expenses	11,032	17,580	32,762	56,906
Operating loss	(8,290)	(14,595)	(24,069)	(48,060)

Interest income	54	413	242	2,064
Interest expense	(1)	(160)	(28)	(528)
Other	(25)	(14)	(32)	20

Loss from continuing operations before provision
for income taxes	(8,262)	(14,356)	(23,887)	(46,504)

Provision for income taxes	—	—	—	(20)

Loss from continuing operations	(8,262)	(14,356)	(23,887)	(46,524)

Discontinued operations:
Loss from discontinued operations	—	(1,207)	(1,536)	(3,375)
Gain on disposal of discontinued
operations	—	—	15,640	—

(Loss) gain on discontinued operations	—	(1,207)	14,104	(3,375)

Net loss	$(8,262)	$(15,563)	$(9,783)	$(49,899)

Net (loss) income per share — basic and
diluted:
From continuing operations	$(0.24)	$(0.41)	$(0.68)	$(1.34)
From discontinued operations	—	(0.04)	0.40	(0.09)

Net loss per share — basic and diluted	$(0.24)	$(0.45)	$(0.28)	$(1.43)

Weighted average number of common shares
used in net income (loss) per share
calculation — basic and diluted	35,038,881	34,926,731	35,026,216	34,802,763

Note: The Statements of Operations for the three and nine months ended September 30, 2008 reflect the financial results of CombinatoRx Singapore as a discontinued operation.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)
	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$1,301	$3,039
Restricted cash	1,550	1,250
Short-term investments	16,823	36,614
Accounts receivable	885	438
Prepaid expenses and other current assets	790	1,001
Current assets of discontinued operations	—	7,837

Total current assets	21,349	50,179

Property and equipment, net	7,740	12,400
Property and equipment of discontinued operations, net	—	995
Restricted cash and other assets	2,619	2,923

Total assets	$31,708	$66,497

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$861	$2,842
Accrued expenses	3,116	4,067
Accrued restructuring	1,982	1,902
Deferred revenue	6,956	5,384
Current portion of lease incentive obligation	284	575
Current liabilities of discontinued operations	—	19,822

Total current liabilities	13,199	34,592

Deferred revenue, net of current portion	4,895	6,325
Deferred rent, net of current portion	783	1,680
Lease incentive obligation, net of current portion	1,797	4,074
Accrued restructuring, net of current portion	—	968
Liabilities of discontinued operations	—	66

Noncontrolling interest in discontinued operations	—	2,917

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 35,064 and 35,090 shares issued and outstanding at September 30, 2009 and December 31, 2008,
respectively	35	35
Additional paid-in capital	255,773	267,238
Accumulated other comprehensive income	6	73
Accumulated deficit	(244,780)	(251,471)

Stockholders’ equity	11,034	15,875

Total liabilities and stockholders’ equity	$31,708	$66,497

Note: The Balance Sheet as of December 31, 2008 reflects the reclassification of CombinatoRx Singapore as a discontinued operation.

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